Exhibit 10.1

EXECUTION COPY

Confidential

THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF

ANY KIND. SUCH AN OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH

APPLICABLE SECURITIES LAWS.

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of May 13, 2011, is entered into by and among Primus Telecommunications Group, Incorporated, a Delaware corporation (“Group”), Primus Telecommunications Holding, Inc., a Delaware corporation (“Issuer”), Primus Telecommunications IHC, Inc., a Delaware corporation (“IHC”), Primus Telecommunications Canada Inc., an Ontario Canada corporation (“Primus Canada” and together with Group, Issuer and IHC, the “Company”), and the undersigned Beneficial Owners of Existing Notes (each a “Holder” and collectively the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 1.

RECITALS

WHEREAS, Issuer, IHC and Primus Canada, all wholly owned subsidiaries of Group, expect to commence offers to exchange (the “Exchange Offers”) the Issuer’s newly issued 10.00% Senior Secured Notes (the “Exchange Notes”) for all outstanding (a) Units, each consisting of $653.85 principal amount of 13% Senior Secured Notes due 2016 of the Issuer (the “U.S. Notes”) and $346.15 principal amount of 13% Senior Secured Notes due 2016 of Primus Canada (the “Canadian Notes” and, together with the U.S. Notes, the “13% Notes”), and (b) 14.25% Senior Subordinated Secured Notes due 2013 of IHC (the “14.25% Notes” and, together with the 13% Notes, the “Existing Notes”), in accordance with the terms and conditions set forth on Annex A hereto;

WHEREAS, the Issuer, IHC and Primus Canada previously conducted offers to exchange and consent solicitations pursuant to an offering circular and consent solicitation statement dated February 9, 2011 (as supplemented, the “February 2011 Offering Circular”);

WHEREAS, in connection with the Exchange Offers, Issuer, IHC and Primus Canada expect to solicit consents (the “Consent Solicitations”) to (a) amend the indenture governing the 13% Notes and in connection therewith to release the collateral securing the 13% Notes (the “13% Notes Amendments and Lien Release”), and (b) amend the indenture governing the 14.25% Notes (the “14.25% Notes Amendments”), each in substantially the same manner described in the February 2011 Offering Circular;

WHEREAS, as of the date hereof, Holders Beneficially Own the Subject Existing Notes;

WHEREAS, the execution of this Agreement by each Holder shall constitute such Holder’s agreement to (a) tender and not revoke the tender of all Subject Existing Notes held by such Holder in the Exchange Offers, other than in connection with a Valid Withdrawal Condition and/or any such Subject Existing Notes Transferred by such Holder to a Permitted Transferee, and thereby give consent to the 13% Notes Amendments and Lien Release and, if such Holder Beneficially Owns 14.25% Notes, the 14.25% Notes Amendments, in each case in the Consent Solicitations, and (b) not Transfer any Subject Existing Notes held by such Holder, other than to a Permitted Transferee, at any time prior to the Expiration Time;

WHEREAS, Consummation of the Exchange Offers and Consent Solicitations is conditioned upon, among other things, the satisfaction of the Minimum Consent Condition prior to the Termination Date and the failure to occur of a Valid Withdrawal Condition prior to the Consummation; and

WHEREAS, in order to induce the Company to conduct the Exchange Offers, Holders have agreed to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

a)	“Additional Exchange Notes” shall mean the additional Exchange Notes offered to Holders at a purchase price in cash equal to 100% of the principal amount of such Exchange Notes provided that the aggregate principal amount of such Exchange Notes shall not exceed the lesser of (i) $15,000,000 and (ii) the aggregate principal amount of the Unexchanged 14.25% Notes.

b)	“Beneficially Own” or “Beneficial Owner,” with respect to any securities and any Person, means that such Person owns such securities or such securities are owned by an investment fund over which such Person has sole investment and management authority.

c)	“Business Day” means a day other than a Saturday, Sunday or federal holiday.

d)	“Consummation” means successful consummation of the Exchange Offers and Consent Solicitations on or prior to the Termination Date upon satisfaction or waiver of all conditions precedent thereto, including the absence of any Valid Withdrawal Condition, the satisfaction of the Minimum Consent Condition, the acceptance of all validly tendered (and not validly withdrawn) Existing Notes and the valid issuance of the Exchange Notes in exchange for all validly tendered (and not validly withdrawn) Existing Notes.

e)	“Effective Date” means the commencement date of the Exchange Offers and Consent Solicitations.

f)	“Expiration Time” means 12:00 p.m., New York City time, on the Business Day following the Effective Date on which the Exchange Offers may first be consummated in compliance with Rule 14e-1 under the Securities Exchange Act of 1934, unless such time is extended or earlier terminated by the Company in accordance with the terms of the Exchange Offers.

g)

“Minimum Consent Condition” means the condition to the Consummation of the Exchange Offers and Consent Solicitations that (i) holders of at least 66 2/3% of the aggregate outstanding principal amount of 13% Notes must validly tender (and not validly withdraw) such 13% Notes in the Exchange Offers and thereby consent to the 13% Notes Amendments and Lien Release, and (ii) holders of at least 75% of the aggregate outstanding principal amount of 14.25% Notes must validly tender (and not validly withdraw) such 14.25% Notes in the Exchange Offers and thereby consent to the 14.25% Notes Amendments.

h)	“Permitted Transferee” means a Person who (i) is (A) a qualified institutional buyer, as defined under Rule 144A of the Securities Act, (B) a non-U.S. person, which term is defined in Rule 902 under the Securities Act and shall include dealers or other professional fiduciaries in the U.S. acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust) who will be required to make certain representations prior to the investments in the Exchange Notes, or (C) an institutional “Accredited Investor” as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, and (ii) agrees in writing to be bound by all of the terms of this Agreement by execution of a counterpart hereto, as evidenced by documentation in form and substance satisfactory to the Company.

i)	“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

j)

“Prohibited Modification” means an amendment, supplement or modification to the Exchange Offers and Consent Solicitations by the Company that has the effect of (i) reducing the rate at which the Exchange Notes will be exchanged for 13% Notes below the rate specified in Annex A hereto, (ii) reducing the principal amount of 13% Notes or 14.25% Notes for which the Exchange Offers are being made or reducing, modifying or waiving the Minimum Consent Condition, (iii) reducing the interest rate for the Exchange Notes to a rate less than the rate specified on Annex A hereto, or (iv) otherwise altering the terms of the Exchange Notes in any manner adverse to Holders.

k)	“SEC” means the Securities Exchange Commission.

l)	“Securities Act” means the Securities Act of 1933, as amended.

m)	“Specified Portion” means, with respect to each Holder who has agreed to purchase Additional Exchange Notes, the percentage set forth on such Holder’s signature page hereto, provided that the Holders may reallocate each such percentage at any time prior to the Expiration Time by delivering written notice of such reallocation to the Company; provided further that the aggregate amount of all percentages of the Holders who have agreed to purchase Additional Exchange Notes must equal 100% at all times during the term of this Agreement.

n)	“Subject Existing Notes” means (i) all 13% Notes Beneficially Owned by Holders as of the date of this Agreement, (ii) all 14.25% Notes Beneficially Owned by Holders as of the date of this Agreement, and (iii) any additional 13% Notes or 14.25% Notes of which Holders acquire Beneficial Ownership prior to the Expiration Time.

o)	“Tender Date” means (i) the fifth Business Day after the Effective Date, or (ii) in the case of any Subject Existing Notes acquired after the Effective Date, the fifth Business Day after the date of consummation of such acquisition (but in no event later than the Expiration Time), or, in the case of any transferee of any Holder, the fifth Business Day after the date of consummation of the acquisition of Subject Existing Notes by such Permitted Transferee (but in no event later than the Expiration Time).

p)	“Termination Date” means August 1, 2011.

q)	“Transfer” means, in the case of any Holder, to, directly or indirectly, (i) sell, assign or transfer, (ii) pledge, encumber, create any participation or grant any proxy or option, in each case, such as would prevent, preclude, hinder or delay the ability of such Holder from fulfilling its obligations under this Agreement, or (iii) enter into any agreement, commitment or other arrangement to do any of the foregoing.

r)	“Unexchanged 14.25% Notes” means the 14.25% Notes not tendered and accepted for exchange in the Exchange Offers.

s)	“Valid Withdrawal Condition” means any one or more of the following: (i) the Company withdraws or terminates the Exchange Offers and Consent Solicitations; (ii) (A) the entry of an order, judgment or decree adjudicating the Company or any of its significant subsidiaries bankrupt or insolvent, (B) the entry of any order for relief with respect to the Company or any of its significant subsidiaries under Title 11 of the United States Code, or (C) the filing or commencement of any proceeding relating to or against the Company or any of its significant subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; (iii) the Company defaults in the performance or observance of any of its covenants or other agreements contained herein and such default is not cured within the earlier to occur of (A) ten (10) Business Days after the date a Holder delivers written notice of such default to the Company and (B) Consummation; (iv) the entry of an order, judgment or decree prohibiting Consummation or delaying Consummation beyond the Termination Date; (v) a default or event of default has occurred and is continuing under the 13% Notes, (vi) a Prohibited Modification has become effective, (vii) an amount sufficient to redeem all Unexchanged 14.25% Notes has not been deposited with the trustee of the 14.25% Notes or any of the other conditions to redeem the Unexchanged 14.25% Notes has not been satisfied, in each case, immediately prior to Consummation in accordance with Section 2 hereof, (viii) the Minimum Consent Condition has not been satisfied immediately prior to the Consummation, (ix) any material statement of fact made or other material information set forth in the February 2011 Offering Circular is false or misleading in any material respect or (x) the Termination Date shall have occurred and Consummation shall not have occurred on or prior to the Termination Date.

2.	Tender Agreement and Consent to Amendments; Call of Unexchanged 14.25% Notes; Discretion Regarding 14.25% Notes Amendments.

a)	Each Holder hereby agrees, subject to the terms and conditions hereof, and provided that no Valid Withdrawal Condition shall exist, that prior to 5:00 p.m., New York City time, on the Tender Date, such Holder will accept the Exchange Offers and thereby consent to the 13% Notes Amendments and Lien Release and, if such Holder Beneficially Owns 14.25% Notes, the 14.25% Notes Amendments, in each case pursuant to the Exchange Offers and Consent Solicitations by causing the Subject Existing Notes held by such Holder to be validly tendered and deposited in accordance with the terms and conditions of the Exchange Offers and Consent Solicitations and this Agreement.

b)	Each Holder shall only have the right to withdraw its acceptance of the Exchange Offers and revoke its tender of the Subject Existing Notes held by such Holder in the Exchange Offers and its consent to the 13% Notes Amendments and Lien Release and, if applicable, 14.25% Notes Amendments pursuant to the Consent Solicitations at the time that a Valid Withdrawal Condition exists or this Agreement is terminated pursuant to Section 7.

c)	Subject to the terms and conditions hereof, immediately prior to the Expiration Time, each Holder who has agreed to purchase Additional Exchange Notes (as evidenced by the designation of a Specified Portion in excess of 0% on such Holder’s signature page, as such percentages may be reallocated in accordance with the definition of “Specified Portion”) hereby agrees to deposit with the Escrow Agent (as defined in Section 21) the purchase price for its Specified Portion of Additional Exchange Notes in accordance with Section 21 hereof and thereafter to purchase such Additional Exchange Notes contemporaneously with the Consummation, subject to the terms and conditions of this Agreement; provided that, in each case, (i) no Valid Withdrawal Condition exists and (ii) the Minimum Consent Condition has been satisfied. At a mutually agreed upon time prior to the Expiration Time, the Company shall notify the Holders of the principal amount of Unexchanged 14.25% Notes and the principal amount of Additional Exchange Notes to be purchased by each applicable Holder in accordance with such Holder’s Specified Portion. Immediately prior to the Consummation, each Holder who has agreed to purchase Additional Exchange Notes will direct the escrow agent to pay to the Issuer the purchase price for its Specified Portion of Additional Exchange Notes by wire transfer of immediately available funds to an account or accounts maintained by the trustee for the 14.25% Notes and held in trust in connection with the redemption and discharge of the Unexchanged 14.25% Notes provided that (i) no Valid Withdrawal Condition exists and (ii) the Minimum Consent Condition has been satisfied. Without limitation of the Company’s rights to enforce this Agreement against any defaulting Holder or to seek an alternate purchaser for the Additional Exchange Notes to have been purchased by a defaulting Holder, in the event one or more Holders fails to deposit its Specified Portion of Additional Exchange Notes in accordance with this Section 2(c), the non-defaulting Holders may but shall not be obligated to purchase the aggregate principal amount of all such Additional Exchange Notes prior to the close of business as of the date of the Consummation.

d)	Subject to the terms and conditions hereof, immediately prior to the Consummation, (i) IHC shall call all Unexchanged 14.25% Notes for redemption in accordance with the terms of the indenture governing the 14.25% Notes and (ii) in connection therewith, Company shall (A) cause all conditions to such redemption to be satisfied and (B) deposit with the trustee for the 14.25% Notes such amounts as may be necessary to discharge, effective as of such date of Consummation, IHC’s obligations under the indenture governing the 14.25% Notes (and Company’s obligations to redeem Unexchanged 14.25% Notes in accordance with the provisions hereof). Each of the Holders who purchases Additional Exchange Notes agrees that its purchase of Additional Exchange Notes pursuant to Section 2(c) shall be funded in a manner so as to enable the proceeds of such purchase to be included in the deposit referenced in the immediately preceding sentence. The Company agrees to deposit with the Escrow Agent its portion of the redemption price for the Unexchanged 14.25% Notes immediately prior to the Expiration Time in accordance with Section 21 hereof.

e)

Notwithstanding anything in this Agreement to the contrary (but without limiting the provisions of the definition of “Valid Withdrawal Condition” set forth herein or any other provisions hereof that require that all 14.25% Notes be exchanged and/or redeemed concurrently with the Consummation), the Company may elect not to solicit consents to the 14.25% Notes Amendments, and in the event the

Company elects not to solicit such consents, (i) this Agreement will be deemed to have been amended mutatis mutandis as if references to the 14.25% Notes Amendments had never been included herein, and (ii) such election will not be deemed to be a Prohibited Modification or a breach of this Agreement.

3.	Representations and Warranties of Holders.

Each Holder represents and warrants to the Company as follows:

a)	As of the date hereof, Holder (or a fund or account managed by Holder) Beneficially Owns (free and clear of any encumbrances or restrictions that would prevent Holder’s compliance with its obligations hereunder) the aggregate principal amount of the Subject Existing Notes set forth on such Holder’s signature page hereto.

b)	Holder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

c)	Holder (i) represents that it is (A) a qualified institutional buyer, as defined under Rule 144A of the Securities Act, (B) a non-U.S. person, which term is defined in Rule 902 under the Securities Act and shall include dealers or other professional fiduciaries in the U.S. acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust) who will be required to make certain representations prior to the investments in the Exchange Notes, or (C) an institutional “Accredited Investor” as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, and (ii) acknowledges that the Exchange Notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be re-offered or re-sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

4.	Representations and Warranties of the Company.

The Company represents and warrants to Holders as follows:

a)	The Company has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally, and the availability of injunctive relief and other equitable remedies.

b)	The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company, will not conflict with or result in a breach of or default under, any of (i) the certificate of incorporation, bylaws or other organizational documents of the Company or any of its subsidiaries, (ii) any contract, commitment or other obligation (written or oral) to which the Company is a party or by which any of the Company’s assets may be bound, or (iii) any law, order, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective assets.

c)	Upon satisfaction of the Minimum Consent Condition, the Company shall have obtained the requisite consent of the holders of the Existing Notes to amend the Existing Notes as contemplated under the Consent Solicitation.

5.	Covenants of Holders.

Without derogating from the obligations of Holders set forth elsewhere in this Agreement, each Holder covenants and agrees for the benefit of the Company that, prior to the Expiration Time unless a Valid Withdrawal Condition exists, such Holder will (and will cause any funds or accounts that hold Subject Existing Notes that are managed by such Holder to):

a)	not Transfer any of the Subject Existing Notes held by it, in whole or in part, except to a Permitted Transferee;

b)	not grant any powers of attorney or proxies or consents in respect of any of the Subject Existing Notes held by it, deposit any of such Subject Existing Notes held by it into a voting trust, or enter into any agreement with respect to any of such Subject Existing Notes, except in each case for such Holder’s participation in the Exchange Offers and Consent Solicitations pursuant to this Agreement; and

c)	not take any other action (other than a Transfer pursuant to clause (a) above) with respect to the Subject Existing Notes held by it that would in any way restrict, limit or interfere with the performance of such Holder’s obligations hereunder or the consummation of the transactions contemplated hereby.

6.	Covenants of the Company.

The Company covenants and agrees for the benefit of Holders that the Company shall:

a)	use its commercially reasonable efforts to cause or facilitate satisfaction of all conditions precedent to Consummation and, upon satisfaction thereof, to cause Consummation to occur;

b)	not, unless required by applicable law, rule or regulation, cause or permit any Prohibited Modification;

c)	not disclose (i) the name of any Holder in any press release or document filed with the SEC without the prior written consent of such Holder, and the Company shall provide such Holder with an opportunity to review in advance and, if desired by such Holder, comment upon, any proposed public disclosure by the Company of this Agreement; provided that all Holders hereby consent to the Company filing a copy of the form of this Agreement, including the identity of Holders (without any information regarding the Holders’ allocation of Existing Notes or Exchange Notes), as an exhibit to, and summarizing the terms of this Agreement in, current reports on Form 8-K filed with the SEC in connection with the Exchange Offers and Consent Solicitations, to the extent required by the rules of the SEC and (ii) any information regarding the Holders’ allocation of Existing Notes or Exchange Notes; and

d)	promptly take all actions reasonably necessary or appropriate, as requested by any Holder, to facilitate and permit a Transfer of the Subject Existing Notes by such Holder to a Permitted Transferee in accordance with this Agreement.

7.	Termination of Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire (and, for the avoidance of doubt, Holders shall be able to withdraw the Subject Existing Notes from the Exchange Offers and Consent Solicitations as provided in Section 2(b) and their consent to the 13% Notes Amendments and Lien Release and, if applicable, 14.25% Notes Amendments shall upon such withdrawal cease to be effective ab initio) upon the earlier to occur of:

a)	5:00 p.m., New York City Time, on the Termination Date unless the Issuer shall have notified the information and exchange agent of its acceptance of tendered 13% Notes and 14.25% Notes in an amount sufficient to satisfy the Minimum Consent Condition and no Valid Withdrawal Condition has occurred; provided, however, that the Company, on the one hand, and Holders, on the other hand, may not terminate this Agreement under this Section 7(a) if the failure of the Issuer to accept tendered 13% Notes and 14.25% Notes before such time on the Termination Date is the result of the material breach of this Agreement by such party (without limitation of the Company’s rights to enforce this Agreement against any defaulting Holder, for the avoidance of doubt, any Holder’s failure to purchase its Specified Portion of the Additional Exchange Notes shall not constitute a material breach of this Agreement by the Holders for purposes of this Section 7(a));

b)	the Expiration Time unless the Issuer shall have notified the information and exchange agent of its acceptance of tendered 13% Notes and 14.25% Notes in an amount sufficient to satisfy the Minimum Consent Condition and no Valid Withdrawal Condition has occurred;

c)	the occurrence of any other Valid Withdrawal Condition; or

d)	the mutual written agreement by the Company and Holders to terminate this Agreement.

8.	Amendments and Waivers, Etc.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given, and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.	Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing and be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by facsimile, or by .pdf or other electronic means, and in each case to the addresses set forth below:

If to the Company:

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

Attention: General Counsel

Fax: (703) 650-4295

If to Holders:

c/o Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attention: Andreas P. Andromalos

Fax: (617) 289-0495

10.	Assignment.

This Agreement may not be assigned by any party hereto (other than any assignment by a Holder to a Permitted Transferee in accordance with the provisions hereof) without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.	Entire Agreement.

This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, set forth the entire understanding of the parties with respect to the subject matter hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

12.	Severability; Enforcement.

Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Specific Performance; Injunctive Relief.

Each Holder acknowledges that the covenants and agreements contained in this Agreement are an integral part of the Exchange Offers and Consent Solicitations, and that monetary damages would be an inadequate remedy for any breach by such Holder of the provisions of this Agreement. Accordingly, each Holder agrees that the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity to enforce this Agreement.

14.	Further Assurances.

Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.

15.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart.

16.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to conflicts of laws rules or principles that would require the application of the law of any other jurisdiction.

17.	Jurisdiction; Waiver of Jury Trial.

By its delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal or state court of competent jurisdiction in the State of New York in the Borough of Manhattan. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding. Each of the signatories to this Agreement waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement and the transactions contemplated hereby.

18.	Consent to Service of Process.

Each of the signatories to this Agreement irrevocably consents to service of process by mail at their respective addresses set forth in Section 9 above. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

19.	No Third-Party Beneficiaries.

Except with respect to Permitted Transferees, each of which is an intended third-party beneficiary hereunder, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

20.	Several.

Notwithstanding any other provisions set forth herein, the obligations of the Holders shall be several and not joint and several.

21.	Escrow.

After the date hereof and prior to the Expiration Time, the Company and each Holder who has agreed to purchase Additional Exchange Notes hereunder will mutually agree upon an escrow agent (“Escrow Agent”) to hold (i) the purchase price for each such Holder’s Specified Portion of Additional Exchange Notes to be purchased by such Holder hereunder, and (ii) the Company’s portion of the funds that are necessary to redeem all Unexchanged 14.25% Notes, in each case, pursuant to the terms of an escrow agreement having such terms and disbursement provisions as may be mutually acceptable to such parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GROUP

Primus Telecommunications Group, Incorporated

By:	/s/ James C. Keeley

Name:	James C. Keeley

Title:	Vice President

ISSUER

Primus Telecommunications Holding, Inc.

By:	/s/ James C. Keeley

Name:	James C. Keeley

Title:	Vice President

PRIMUS CANADA

Primus Telecommunications Canada Inc.

By:	/s/ James C. Keeley

Name:	James C. Keeley

Title:	Secretary

IHC

Primus Telecommunications IHC, Inc.

By:	/s/ James C. Keeley

Name:	James C. Keeley

Title:	Vice President

[Signature Page to Support Agreement]

HOLDER

Whitebox Advisors, LLC

By:

Name:

Title:

Principal amount of 13.00% Notes held by Holder: $

Principal amount of 14.25% Notes held by Holder: $

Specified Portion:                      %

HOLDER

Caspian Capital LP

By:

Name:

Title:

Principal amount of 13.00% Notes held by Holder: $

Principal amount of 14.25% Notes held by Holder: $

Specified Portion:                      %

HOLDER

Restoration Capital Management

By:

Name:

Title:

Principal amount of 13.00% Notes held by Holder: $

Principal amount of 14.25% Notes held by Holder: $

Specified Portion:                      %

[Signature Page to Support Agreement]

HOLDER

Altai Capital Master Fund, Ltd.

By:

Name:

Title:

Principal amount of 13.00% Notes held by Holder: $

Principal amount of 14.25% Notes held by Holder: $

Specified Portion:                      %

HOLDER

Riva Ridge Master Fund Ltd.

By:

Name:

Title:

Principal amount of 13.00% Notes held by Holder: $

Principal amount of 14.25% Notes held by Holder: $

Specified Portion:                      %

HOLDER

RockView Trading, Ltd.

By:

Name:

Title:

Principal amount of 13.00% Notes held by Holder: $

Principal amount of 14.25% Notes held by Holder: $

Specified Portion:                      %

[Signature Page to Support Agreement]

HOLDER

Centaur Performance Group LLC

By:

Name:

Title:

Principal amount of 13.00% Notes held by Holder: $

Principal amount of 14.25% Notes held by Holder: $

Specified Portion:                      %

HOLDER

Mariner LDC

By:

Name:

Title:

Principal amount of 13.00% Notes held by Holder: $

Principal amount of 14.25% Notes held by Holder: $

Specified Portion:                      %

[Signature Page to Support Agreement]

ANNEX A

EXCHANGE OFFER TERM SHEET

EXCHANGE NOTES
Coupon	10.00%

Call Schedule	Date Premium
3/15/2013 106.500%
4/15/2014 103.250%
4/15/2015 101.625%
4/15/2016 100.000%

Maturity	April 15, 2017

13.00% NOTES
Price / Exchange Consideration	117.00%

Exchange Offer Commencement Condition	Holders of at least 66 2/3% of principal amount of the 13.00% Notes will have executed a Support Agreement, pledging their participation in the Exchange Offers and Consent Solicitations (the “Supporting Holders”).

Interest Accrued on the Existing Notes through Consummation	To be paid in cash to the Supporting Holders and the other holders of the Existing Notes upon Consummation

14.25% NOTES
Price / Exchange Consideration	101.25%

MINIMUM TENDER CONDITIONS
Minimum Participation	66 2/3% of the aggregate outstanding principal amount of 13.00% Notes 75% of the aggregate outstanding principal amount of 14.25% Notes

OTHER CHANGES TO THE DESCRIPTION OF THE EXCHANGE NOTES

FROM THE DESCRIPTION INCLUDED IN THE FEBRUARY 2011 OFFERING CIRCULAR

Asset Sales

Under “Description of Exchange Notes – Repurchase at the Option of Holders” the following changes are to be made under the heading “Asset Sales”:

1.	A new clause (3) will be added after the lead-in “The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:” as follows:

“(3) subject to certain limitations, in the case of an Asset Sale that constitutes a Sale of

Collateral, the Company (or the applicable Restricted Subsidiary, as the case may be) promptly deposits the Net Proceeds therefrom promptly upon receipt thereof as Collateral in an account or accounts held by or under the control of (for purposes of the Uniform Commercial Code) or otherwise subject to a perfected security interest in favor of the collateral trustee or its agent to secure all Secured Obligations.”

2.	Clause (2) after the lead-in “Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a Sale of Collateral, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:” will be amended and restated in its entirety as follows:

“(2) to repay, repurchase or redeem Parity Lien Obligations; provided, that the Issuer offers to repay, repurchase or redeem the Exchange Notes on a pro rata basis;”

3.	The fourth paragraph immediately preceding the heading “Description of Exchange Notes – Selection and Notice” will be amended and restated in its entirety as follows:

“Pending the final application of any Net Proceeds of an Asset Sale, other than a Sale of Collateral, the Company (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.”

4.	The first sentence of the third paragraph immediately preceding the heading “Description of Exchange Notes – Selection and Notice” will be amended and restated in its entirety as follows:

“Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph (with respect to Asset Sales other than a Sale of Collateral) or third paragraph (with respect to a Sale of Collateral) of this covenant will constitute “Excess Proceeds.”

Restricted Payments

Under “Description of Exchange Notes – Certain Covenants” the following changes are to be made under the heading “Restricted Payments”:

1.	Clause (3) after the lead-in “The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:” will be amended and restated in its entirety as follows:

“make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any (x) Indebtedness of the Issuer or any Guarantor that is contractually subordinated in right of payment to the Exchange Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) (for the avoidance of doubt, the 13% Notes are not contractually subordinated in right of payment to the Exchange Notes or to any Note Guarantee), (y) Junior Lien Debt or (z) unsecured Indebtedness (excluding the 13% Notes and any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except, in each case, any payment of interest or principal at the Stated Maturity thereof; or”

2.	Clause (7) after the lead-in “The preceding provisions will not prohibit:” will be amended and restated in its entirety as follows:

“so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company existing on the date of the indenture or issued or incurred on or after the date of the indenture in accordance with the covenant described below under the caption ‘— Incurrence of Indebtedness and Issuance of Disqualified Stock;’”

3.	A new clause (15) will be added after the lead-in “The preceding provisions will not prohibit:” as follows:

“so long as no Default or Event of Default has occurred and is continuing, any payment on or with respect to, or any purchase, redemption, defeasance or other acquisition or retirement for value of, any unsecured Indebtedness.”

Incurrence of Indebtedness and Issuance of Disqualified Stock

Under “Description of Exchange Notes – Certain Covenants” the following changes are to be made under the heading “Incurrence of Indebtedness and Issuance of Disqualified Stock”:

1.	Clause 3 after the lead-in “The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, ‘Permitted Debt’):” will be amended and restated in its entirety as follows:

“the incurrence by the Issuer or any Guarantor of Parity Lien Debt (which may include without limitation additional Exchange Notes issued under the indenture following the consummation of the transactions described in this offering circular and consent solicitation statement) in an aggregate amount incurred pursuant to this clause (3) (together with all Exchange Notes already issued and still outstanding at such time) not to exceed the Parity Lien Cap;”

2.	Clause (6)(a) after the lead-in “The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, ‘Permitted Debt’):” will be amended and restated in its entirety as follows:

“if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to prior payment in full in cash of all Obligations then due (and not merely outstanding under) with respect to the Exchange Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and”

3.	Clause 16 after the lead-in “The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, ‘Permitted Debt’):” will be amended and restated in its entirety as follows:

“the incurrence by the Issuer or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $40.0 million.”

Liens

Under “Description of Exchange Notes – Certain Covenants” the paragraph under the heading “Liens” will be amended and restated in its entirety as follows:

“The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens and Permitted Priority Liens.”

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Under “Description of Exchange Notes – Certain Covenants”, under the heading “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” clause (3) after the lead-in “However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:” will be amended and restated in its entirety as follows:

“(3) (A) agreements governing other Indebtedness permitted to be incurred under clause (15) under the provisions of the covenant described above under “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that in the case of this sub-clause (A), the restrictions therein would not (i) impair, in the Issuer’s good faith reasonable judgment, the ability of the Issuer and the Guarantors to satisfy the Obligations under the Exchange Notes, or (ii) otherwise prohibit the Subsidiaries from paying dividends or making distributions, loans or advances at any time in an amount, together with other amounts available, sufficient to make payments on the Exchange Notes due at such time, and (B) agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” other than clause (15) thereof, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that in the case of this sub-clause (B), the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the Exchange Notes and the Note Guarantees (as determined in good faith by the Company);”

Designation of Restricted and Unrestricted Subsidiaries

Under “Description of Exchange Notes – Certain Covenants” a new provision will be added under the heading “Designation of Restricted and Unrestricted Subsidiaries” as follows:

“The Company shall not designate (a) any Australian Subsidiary to be an Unrestricted Subsidiary other than Australian Subsidiaries (together with all other Australian Subsidiaries that constitute Unrestricted Subsidiaries) (i) that, as of the date of such designation, own less than 10% of the assets owned by all Australian Subsidiaries as of the end of the four-quarter period immediately preceding such date and for which financial information is available, and (ii) from which, as of the date of such designation, less than 10% of Australian Net Income and Australian EBITDA of all Australian Subsidiaries are derived, in each case, for the four-quarter period immediately preceding such date and for which financial information is available and (b) any Canadian Subsidiary to be an Unrestricted Subsidiary other than Canadian Subsidiaries (together with all other Canadian Subsidiaries that constitute Unrestricted Subsidiaries) (i) that, as of the date of such designation, own less than 10% of the assets owned by all Canadian Subsidiaries as of the end of the four-quarter period immediately preceding such date and for which financial information is available, and (ii) from which, as of the date of such designation, less than 10% of Canadian Net Income and Canadian EBITDA of all Canadian Subsidiaries are derived, in each case, for the four-quarter period immediately preceding such date and for which financial information is available; provided that, in the case of each of clauses (a) and (b) above, such Subsidiaries otherwise satisfy all of the criteria to be designated as “Unrestricted Subsidiaries” pursuant to this covenant.”

In addition, definitions for the terms “Australian Net Income”, “Australian EBITDA”, “Canadian Net Income” and “Canadian EBITDA” will be added as follows:

“‘Australian Net Income’ means, with respect to any period and without duplication, the Consolidated Net Income of all Australian Subsidiaries for such period.”

“‘Australian EBITDA’ means, with respect to any period, the Australian Net Income for such period plus and without duplication:

(1) reorganization items, net, realized by the Australian Subsidiaries for such period, to the extent that such reorganization items, net, were deducted in computing such Australian Net Income;

(2) share based compensation expense realized by the Australian Subsidiaries for such period, to the extent that such share based compensation expense was deducted in computing such Australian Net Income;

(3) an amount equal to any loss plus any net loss realized by the applicable Australian Subsidiaries in connection with an Asset Sale or other asset disposal or sale, to the extent such losses were deducted in computing such Australian Net Income;

(4) provision for taxes based on income or profits of all Australian Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Australian Net Income;

(5) the Consolidated Interest Expense, amortization or accretion on debt discount or premium, gain or loss on early extinguishment or restructuring of debt of all Australian Subsidiaries for such period, to the extent that such Consolidated Interest Expense, amortization or accretion on debt discount or premium, gain or loss on early extinguishment or restructuring of debt were deducted in computing such Australian Net Income;

(6) any foreign currency translation or transaction losses (including losses related to currency remeasurements of Indebtedness) of all Australian Subsidiaries for such period, to the extent that such losses were deducted in computing such Australian Net Income;

(7) depreciation, amortization and other non-cash charges and expenses (including asset impairment expense) of all Australian Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Australian Net Income;

(8) interest income and other income or expense realized by the Australian Subsidiaries for such period, to the extent that such interest income and other income or expense were deducted in computing such Australian Net Income;

(9) loss from contingent value rights valuation realized by the Australian Subsidiaries for such period, to the extent that such loss from contingent value rights valuation was deducted in computing such Australian Net Income;

(10) income or expense attributable to the noncontrolling interest realized by the Australian Subsidiaries for such period, to the extent that such income or expense attributable to the noncontrolling interest was deducted in computing such Australian Net Income;

(11) income or loss from discontinued operations, net of tax, realized by the Australian Subsidiaries for such period, to the extent that such income or loss from discontinued operations, net of tax, was deducted in computing such Australian Net Income;

(12) income or loss from sale of discontinued operations, net of tax, realized by the Australian Subsidiaries for such period, to the extent that such income or loss from sale of discontinued operations, net of tax, was deducted in computing such Australian Net Income;

(13) extraordinary or non-recurring losses (including, without limitation, losses from early extinguishment of debt, reorganization items and discontinued operations) for such period, to the extent that such extraordinary or non-recurring losses were deducted in computing such Australian Net Income; and

(14) (i) costs and expenses, including fees, incurred directly by Australian Subsidiaries in connection with the consummation of the transactions described in this offering circular and consent solicitation statement and (ii) customary fees and expenses of all Australian Subsidiaries payable in connection with the repayment and refinancing of Indebtedness in accordance with the covenants described above under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” and “— Certain Covenants — Restricted Payments,” in each case, to the extent deducted in computing such Australian Net Income; minus

(15) non-cash items increasing such Australian Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.”

“‘Canadian Net Income’ means, with respect to any period and without duplication, the Consolidated Net Income of all Canadian Subsidiaries for such period.”

“‘Canadian EBITDA” means, with respect to any period, the Canadian Net Income for such period plus and without duplication:

(1) reorganization items, net, realized by the Canadian Subsidiaries for such period, to the extent that such reorganization items, net, were deducted in computing such Canadian Net Income;

(2) share based compensation expense realized by the Canadian Subsidiaries for such period, to the extent that such share based compensation expense was deducted in computing such Canadian Net Income;

(3) an amount equal to any loss plus any net loss realized by the applicable Canadian Subsidiaries in connection with an Asset Sale or other asset disposal or sale, to the extent such losses were deducted in computing such Canadian Net Income;

(4) provision for taxes based on income or profits of all Canadian Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Canadian Net Income;

(5) the Consolidated Interest Expense, amortization or accretion on debt discount or premium, gain or loss on early extinguishment or restructuring of debt of all Canadian Subsidiaries for such period, to the extent that such Consolidated Interest Expense, amortization or accretion on debt discount or premium, gain or loss on early extinguishment or restructuring of debt were deducted in computing such Canadian Net Income;

(6) any foreign currency translation or transaction losses (including losses related to currency remeasurements of Indebtedness) of all Canadian Subsidiaries for such period, to the extent that such losses were deducted in computing such Canadian Net Income;

(7) depreciation, amortization and other non-cash charges and expenses (including asset impairment expense) of all Canadian Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Canadian Net Income;

(8) interest income and other income or expense realized by the Canadian Subsidiaries for such period, to the extent that such interest income and other income or expense were deducted in computing such Canadian Net Income;

(9) loss from contingent value rights valuation realized by the Canadian Subsidiaries for such period, to the extent that such loss from contingent value rights valuation was deducted in computing such Canadian Net Income;

(10) income or expense attributable to the noncontrolling interest realized by the Canadian Subsidiaries for such period, to the extent that such income or expense attributable to the noncontrolling interest was deducted in computing such Canadian Net Income;

(11) income or loss from discontinued operations, net of tax, realized by the Canadian Subsidiaries for such period, to the extent that such income or loss from discontinued operations, net of tax, was deducted in computing such Canadian Net Income;

(12) income or loss from sale of discontinued operations, net of tax, realized by the Canadian Subsidiaries for such period, to the extent that such income or loss from sale of discontinued operations, net of tax, was deducted in computing such Canadian Net Income;

(13) extraordinary or non-recurring losses (including, without limitation, losses from early extinguishment of debt, reorganization items and discontinued operations) for such period, to the extent that such extraordinary or non-recurring losses were deducted in computing such Canadian Net Income; and

(14) (i) costs and expenses, including fees, incurred directly by the Canadian Subsidiaries in connection with the consummation of the transactions described in this offering circular and consent solicitation statement and (ii) customary fees and expenses of all Canadian Subsidiaries payable in connection with the repayment and refinancing of Indebtedness in accordance with the covenants described above under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” and “— Certain Covenants — Restricted Payments,” in each case, to the extent deducted in computing such Canadian Net Income; minus

(15) non-cash items increasing such Canadian Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.”

Payments for Consent

Under “Description of Exchange Notes” a new sub-section will be added immediately preceding the heading “Reports” as follows:

“Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Exchange Notes unless such consideration is offered to be paid and is paid to all holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.”

Reports

Under “Description of Exchange Notes – Reports” clauses (1) and (2) after the lead-in “So long as any Exchange Notes are outstanding, the Company will furnish to the trustee:” will be amended and restated in their entirety as follows:

“(1) within 90 days after the end of each fiscal year, annual reports of the Company containing substantially all of the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (B) audited financial statements prepared in accordance with GAAP and (C) a presentation of Consolidated EBITDA of the Company and its Restricted Subsidiaries consistent with the presentation thereof in this offering circular and derived from such financial statements;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Company containing substantially all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (B) unaudited quarterly financial statements prepared in accordance with GAAP and reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision) and (C) a presentation of Consolidated EBITDA of the Company and its Restricted Subsidiaries consistent with the presentation thereof in this offering circular and derived from such financial statements; and”

Certain Definitions

The following changes are to be made under “Description of Exchange Notes – Certain Definitions”:

1.	The definition of “Affiliate” will be amended and restated as follows:

“‘Affiliate’ of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms ‘controlling,’ ‘controlled by’ and ‘under common control with’ have correlative meanings.”

2.	The definition of “Existing Indebtedness” will be amended and restated as follows:

“‘Existing Indebtedness’ means all Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture (including, without limitation, Indebtedness represented by the Exchange Notes issued on the date of the indenture and the Note Guarantees thereof), until such amounts are repaid.”

3.	The definition of “Parity Lien Cap” will be amended and restated as follows:

“‘Parity Lien Cap’ means as of any date of determination, (i) the amount of Parity Lien Debt that may be incurred by the Issuer or any Guarantor such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom the Secured Leverage Ratio would not exceed 2.25 to 1.0 plus (ii) $1.00 of additional Parity Lien Debt for each $1.00 of gross cash proceeds received by the Company since the date of the indenture from the issue or sale of Qualifying Equity Interests of the Company, where the net cash proceeds of such issue or sale have been used to repurchase, redeem, defease or otherwise retire for value 13% Notes plus (iii) $1.00 of additional Parity Lien Debt for each $1.00 of gross cash proceeds received by the Company since the date of the indenture from the issue or sale of Indebtedness of the Company, where the net cash proceeds of such issue or sale have been used to repurchase, redeem, defease or otherwise retire for value 13% Notes.”

4.	The following new language will be added at the end of clause (1)(D) of the definition of “Permitted Liens”:

“to secure obligations, liabilities or amounts owing to the trustee or collateral trustee under the indenture, Exchange Notes, the Note Guarantees or the Secured Debt Documents.”

5.	The following new language will be added at the end of the definition of “Consolidated EBITDA”:

“For the avoidance of doubt, gains from Asset Sales and other dispositions of assets shall not be added to such Consolidated Net Income in connection with calculating such Consolidated EBITDA.”

OTHER PROVISIONS

Unexchanged 14.25% Notes	Company (as defined in the Support Agreement) to cause unexchanged 14.25% Notes to be called for redemption immediately prior to Consummation (as defined in the Support Agreement); certain of the Supporting Holders to purchase for cash up to $15 million principal amount of Exchange Notes at par, with any additional amounts for the redemption to be funded from Company cash; and such Supporting Holders and Company to deposit cash with the trustee for the 14.25% Notes in accordance with Sections 2(c) and 2(d) of the Support Agreement.

Indenture Terms/Security Documents	Except as specified in this term sheet, no changes will be made to the indenture terms described in the February 2011 Offering Circular. In the event of any inconsistencies between this term sheet and the indenture terms described in the February 2011 Offering Circular, this term sheet shall govern. Any provisions of the Indenture that are not described in the Description of

Notes (included in the February 2011 Offering Circular) shall be substantially similar to such provisions set forth in the Indenture evidencing the 13% Notes other than to account for the indenture terms described in such Description of Notes (as revised by the terms set forth in this term sheet) and other changes proposed by the Company and acceptable to the Supporting Holders in their reasonable business judgment. The Security Documents (as defined in the Description of Notes included in the February 2011 Offering Circular) securing the Exchange Notes shall be substantially similar to the Security Documents that secured the 13% Notes and shall not be substantively revised with the exception of the revisions described in such Description of Notes (as revised by the terms set forth in this term sheet) and other changes proposed by the Company that are acceptable to the Supporting Holders in their reasonable business judgment.

Fees and Expenses	Except as set forth in that certain letter agreement dated May 3, 2011, among Brown Rudnick LLP, Issuer and Primus Canada, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Foreign Stock	Exchange Notes to be secured by perfected first priority liens on 65% of the stock issued by (i) all first tier foreign subsidiaries and (ii) any domestic holding company that only holds stock issued by foreign subsidiaries.